UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      July 12, 2011

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

1-3164	Alabama Power Company (An Alabama Corporation) 600 North 18th Street Birmingham, Alabama 35291 (205) 257-1000	63-0004250

The name and address of the registrants have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.
See BUSINESS – “Rate Matters – Rate Structure and Cost Recovery Plans” of The Southern Company (“Southern Company”) and Alabama Power Company (“Alabama Power”) in Item 1, MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Alabama Power” of Southern Company, MANAGEMENT’S DISCUSSION AND ANALYSIS  - FUTURE EARNINGS POTENTIAL – “PSC Matters – Retail Rate Adjustments” and “PSC Matters – Natural Disaster Reserve” of Alabama Power in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for information regarding the rate structure of Alabama Power.  For additional information, see MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Alabama Power Retail Regulatory Matters – Natural Disaster Reserve” of Southern Company and MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Alabama PSC Matters – Natural Disaster Reserve” of Alabama Power in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
On July 12, 2011, the Alabama Public Service Commission (the “APSC”) issued an order to eliminate a tax-related adjustment under Alabama Power’s rate structure effective with billings beginning October 1, 2011.  Alabama Power anticipates the elimination of this adjustment will result in additional revenues of approximately $30 million for the remainder of 2011, and with an annual effect beginning in 2012 of approximately $150 million.
In accordance with the order, Alabama Power will make additional accruals to the Natural Disaster Reserve (“NDR”) in the fourth quarter 2011 of an amount equal to such additional 2011 revenues to replenish the NDR which was impacted as a result of operations and maintenance expenses incurred in connection with the April 2011 devastating storms in Alabama.  Alabama Power expects that these additional revenues will preclude the need for a rate adjustment under Rate Stabilization and Equalization (“Rate RSE”).  Accordingly, Alabama Power agreed to a moratorium on any increase in 2012 under Rate RSE.
Cautionary Notice Regarding Forward-Looking Statements
    This current report on Form 8-K includes forward-looking statements regarding Alabama Power’s anticipated additional revenues as a result of the elimination of the tax-related adjustment. There are various factors that could cause actual results to differ from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized.  These factors include: the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, implementation of the Energy Policy Act of 2005, environmental laws including regulation of water quality, coal combustion byproducts, and emissions of sulfur, nitrogen, carbon, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, financial reform legislation, and also changes in tax and other laws and regulations to which Alabama Power is subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including FERC matters and the pending EPA civil action against Alabama Power; the effects, extent, and timing of the entry of additional competition in the markets in which Alabama Power operates; variations in demand for electricity, including those relating to weather, the general economy and recovery from the recent recession, population and business growth (and declines), and the effects of energy conservation measures; available sources and costs of fuels; effects of inflation; ability to control costs and avoid cost overruns during the development and construction of facilities; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Alabama Power; the ability of counterparties of Alabama Power to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on Alabama Power’s business resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, including Alabama Power’s credit ratings; the ability of Alabama Power to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on Alabama Power’s business resulting from incidents affecting the U.S. electric grid or operation of generating resources; the effect of accounting pronouncements issued periodically by standard setting bodies; and other factors discussed in reports filed by Southern Company and Alabama Power from time to time with the Securities and Exchange Commission, including the Annual Report.  Southern Company and Alabama Power expressly disclaim any obligation to update these forward looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           July 13, 2011                                THE SOUTHERN COMPANY

By           /s/Melissa K. Caen
Melissa K. Caen
Assistant Secretary

ALABAMA POWER COMPANY

By          /s/Melissa K. Caen
Melissa K. Caen
Assistant Secretary

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